[CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.]

                             DISTRIBUTION AGREEMENT

THIS AGREEMENT, dated as of this 25th day of June, 2004 (the "Effective Date"), is between VITUSA PRODUCTS, INC., a New Jersey corporation, with its principal corporate address at 343 Snyder Avenue, Berkeley Heights, NJ 07922 ("Vitusa") and U.S. GLOBAL NANOSPACE, INC, a Delaware corporation, with its principal corporate address at 2533 North Carson, Suite 5107, Carson City, NV 89706 ("USGN").

RECITALS

A. Vitusa desires to purchase the Product from USGN from time to time and USGN desires to sell the Product to Vitusa in accordance with the terms and conditions set forth in this Agreement.

B. USGN desires to appoint Vitusa as its nonexclusive distributor to market the Product to Authorized Customers (as hereinafter defined) and Vitusa accepts such appointment on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants contained in this Agreement, and other good and valuable consideration, Vitusa and USGN hereby agree as follows:

                                    ARTICLE I
                 DEFINITIONS, APPOINTMENT AND TERM OF AGREEMENT

1.1 Definitions. The following definitions shall apply to this Agreement.

(a) "Authorized Customer" shall mean a corporation, limited liability company or other entity which manufactures tobacco products for retail sale.

(b)   "Authorized Use" shall mean the use of the Product for tobacco filtration.

(c) "Documentation" shall mean training materials, product descriptions and specifications, brochures, technical manuals, supporting materials and other printed information relating to the Product, whether distributed in print, electronic, or video format, which is made available by USGN for use in the distribution of the Product.

(d) "Product" shall mean NanoFilterCX(TM) and any other product marketed by USGN for use in tobacco filtration during the Term of this Agreement.

1.2 Term of Agreement; Renewal and Conditional Renewal. The "Term" of this Agreement shall commence on the Effective Date and shall end on December 31, 2004, unless earlier terminated pursuant to Article V hereof. On that date and on each successive last day of the Term (a "Termination Date"), the Term shall be automatically renewed for one (1) additional year unless either (a) one of the parties has, no less than forty-five (45) days prior to the Termination Date, delivered written notice that the Agreement will terminate on the Termination Date, or (b) USGN has, no less than thirty
      (30) days prior to the Termination Date, delivered written notice to Vitusa that the renewal of the Term shall be conditioned on Vitusa's accomplishment during the next contract year (or part thereof) of certain sales goals specified in the notice, and Vitusa shall have rejected the conditions in a writing delivered to USGN. If Vitusa does not reject renewal conditions specified by USGN, then the conditions will be deemed to have been integrated into this Agreement as of the first day of the renewal Term.

1.3 Appointment as Distributor. USGN hereby grants to Vitusa the non-exclusive right to distribute the Product to Authorized Customers for Authorized Use worldwide during the Term of this Agreement. This Agreement does not grant USGN or Vitusa an exclusive right to purchase or sell Products and shall not prevent either party from developing or acquiring other vendors or customers for competing Products. Vitusa will use commercially reasonable efforts to promote sales of the Product. USGN agrees that Vitusa may obtain Products in accordance with this Agreement for the benefit of its parent, affiliates and subsidiaries of Vitusa.

                                   ARTICLE II
                         PURCHASE ORDERS AND DELIVERIES

2.1   Issuance and Acceptance of Purchase Order.

      (a) This Agreement shall not obligate Vitusa to purchase any Product except as specifically set forth in a written purchase order.

      (b) Vitusa may issue to USGN one or more purchase orders identifying the quantity of Products Vitusa desires to purchase from USGN. Notwithstanding any preprinted terms or conditions on Vitusa's purchase orders, the terms and conditions of this Agreement shall apply to and govern all purchase orders accepted or shipped by USGN hereunder, except that purchase orders may include other terms and conditions which are consistent with the terms and conditions of this Agreement, or which are mutually agreed to in writing by Vitusa and USGN. Purchase orders will be placed by Vitusa by fax or electronically transferred and receipt shall be acknowledged by USGN.

      (c) A purchase order shall be deemed accepted by USGN unless USGN notifies Vitusa in writing within five (5) days after receipt of the purchase order that USGN does not accept the purchase order.

2.2 Purchase Order Alterations. Prior to shipment of Products, USGN shall accept alterations to a purchase order in order to: (i) change a location for delivery, (ii) increase the quantity of Products to be delivered or
      (iii) correct typographical or clerical errors.

2.3 Evaluation or Demonstration Purchase Orders. USGN shall provide to Vitusa a reasonable quantity of demonstration or evaluation Products at wholesale cost.

2.4 Product Shortages. If for any reason USGN's production is not on schedule, USGN may allocate available inventory to Vitusa and make shipments based upon a fair and reasonable percentage allocation among USGN's customers.

2.5 Proof of Shipment. USGN shall provide to Vitusa, at no charge, a hard copy Proof of Shipment ("POS") for any drop shipment requested by Vitusa. The POS shall be faxed to Vitusa within ten (10) business days of the initial request.

2.6 Acceptance of Products. Vitusa shall be deemed to have accepted product on the seventh day after delivery of the Products and all necessary documentation unless Vitusa shall have, within that period, notified USGN in writing of non-conformity to the purchase order. Any Products not ordered or not otherwise in accordance with the purchase order (e.g. misshipments, overshipments) may be returned to USGN at USGN's expense and direction only. USGN shall refund to Vitusa within ten (10) business days following written notice thereof, all monies paid in respect to such rejected Products provided they were authorized by USGN in writing. Vitusa shall not be required to accept partial shipment unless Vitusa is notified prior to shipment or clearly marked on the purchase order.

2.7 Title and Risk of Loss. Title and risk of loss or damage to Products shall pass to Vitusa at the time the Products are delivered to Vitusa or to Vitusa's designated carrier.

2.8 Transportation of Products. USGN shall deliver the Products to Vitusa at the location shown and on the delivery date set forth in the applicable purchase order or as otherwise agreed upon by the parties in writing. Each Product package shall be clearly marked with serial number, Product description and machine readable bar code (employing UPC or other industry standard bar code). Charges for transportation of the Products shall be paid by Vitusa.

                                   ARTICLE III
                                 PAYMENT TO USGN

3.1 Prices. The price of the Product will be ***, as modified from time to time, ***. During the period from the Effective Date to December 31, 2004 the "***" will be *** percent (***%). After December 31, 2004 (if the Agreement is renewed), the "***" will be *** percent (***%). USGN shall have the right to increase or decrease *** from time to time, upon written notice to Vitusa given not less than sixty (60) days prior to the effective date of such change.

3.2 Payment. All sums due to USGN pursuant to this Agreement for main stream repetitive orders from the major cigarette companies, shall be payable net forty-five

***Confidential Treatment Requested

      (45) days after the invoice date, however, small selective orders for testing or evaluation purposes will be paid within twenty (20) days after the invoice date. USGN shall invoice Vitusa no earlier than the applicable shipping date for the Products covered by such invoice.

3.3 Taxes. Vitusa shall be responsible for franchise taxes, sales or use taxes or shall provide USGN with an appropriate exemption certificate. USGN shall be responsible for all other taxes, assessments, permits and fees, however designated, which are levied upon this Agreement or the Products, except for taxes based upon Vitusa's income. No taxes of any type shall be added to invoices without the prior written approval of Vitusa.

                                   ARTICLE IV
                  WARRANTIES, INDEMNITIES AND OTHER OBLIGATIONS

4.1 Warranty. USGN hereby represents and warrants that USGN has all right, title, ownership interest and marketing rights necessary to provide the Products to Vitusa. USGN further represents and warrants that it has not entered into any agreements or commitments which are inconsistent with or in conflict with the rights granted to Vitusa in this Agreement; the Products are new and shall be free and clear of all liens and encumbrances; Vitusa and its Authorized Customers shall be entitled to use the Products for the Authorized Use without disturbance; and the Products conform in all respects to the Product warranties. USGN agrees that Vitusa shall be entitled to pass through to Authorized Customers all Product warranties granted by USGN. Vitusa shall have no authority to alter or extend any of the warranties of USGN without prior approval of USGN. USGN has made express warranties in this Agreement and in Documentation. EXCEPT AS SET FORTH HEREIN OR THEREIN, USGN DISCLAIMS ALL WARRANTIES WITH REGARD TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THIS SECTION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

4.2 Proprietary Rights Indemnification. USGN hereby represents and warrants that to the best of its knowledge the Products and the sale and use of the Products do not infringe upon any copyright, patent, trademark, trade secret or other proprietary or intellectual property right of any third party, and that there are no suits or proceedings, pending or threatened, alleging any such infringement. USGN shall indemnify and hold Vitusa and their respective officers, directors, employees and agents harmless from and against any and all actions, claims, losses, damages, liabilities, awards, costs and expenses, which they or any of them incur or become obligated to pay resulting from or arising out of any breach or claimed breach of the foregoing warranty unless any claims arise from misrepresentation, misuse or negligence on behalf of Virtusa or its employees. Vitusa shall inform USGN and furnish a copy of any such suit or proceeding filed against Vitusa and shall have the right, but not the obligation, to participate in the defense of any such suit or proceeding at Vitusa's expense.

4.3   Indemnification.

(a) USGN. USGN shall be solely responsible for the design, development, supply, production and performance of the Products. USGN agrees to indemnify and hold Vitusa, its officers, directors and employees harmless from and against any and all claims, damages, costs, expenses (including, but not limited to, reasonable attorneys' fees and costs) or liabilities that may result, in whole or in part, from any warranty or Product liability claim, or any claim for infringement, or for claims for violation of any of the warranties contained in this Agreement.

(b) Vitusa. Vitusa agrees to indemnify and hold USGN, its officers, directors and employees harmless from and against any and all claims, damages, costs, expenses (including, but not limited to, reasonable attorneys' fees and costs) or liabilities that may result, in whole or in part, from Vitusa's gross negligence or willful misconduct in the distribution of the Products pursuant to this Agreement, or for representations or warranties made by Vitusa related to the Products in excess of the warranties of USGN.

      Trademark Usage. Vitusa is hereby authorized to use trademarks and trade names of USGN used in connection with advertising, promoting or distributing the Product and will use their best efforts to get their customers to include the USGN NanofilterCX trademark onto each retail pack*. Vitusa recognizes USGN or other third parties may have rights or ownership of certain trademarks, trade names and patents associated with the Products. Vitusa will act consistent with such rights, and Vitusa shall comply with any reasonable written guidelines when provided by USGN or third parties licensing USGN related to such trademark or trade name usage. Vitusa will notify USGN of any infringement of which Vitusa has actual knowledge. Vitusa shall discontinue use of USGN's trademarks or trade names upon termination of this Agreement.

                                    ARTICLE V
                             TERMINATION; EXPIRATION

5.1   Termination.

(a) Termination With Cause. In the event that either party materially or repeatedly defaults in the performance of any of its duties or obligations set forth in this Agreement, and such default is not substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement or the applicable purchase order relating to such default as of the date specified in such notice of termination.

(b) Termination for Insolvency or Bankruptcy. Either party may immediately terminate this Agreement and any purchase orders by giving written notice to the other party in the event of (i) the liquidation or insolvency of the other party, (ii) the appointment of a receiver or similar officer for the other party, (iii) an assignment by the other party for the benefit of all or substantially all of its creditors, (iv) entry by the other party into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or (v) the filing of a petition in bankruptcy by or against a party under any bankruptcy or debtors' law for its relief or reorganization which is not dismissed within ninety (90) days.

5.2   Rights Upon Termination or Expiration.

(a) Termination or expiration of this Agreement shall not affect USGN's right to be paid for undisputed invoices for Products already shipped and accepted by Vitusa or Vitusa's rights to any credits or payments owed or accrued to the date of termination or expiration.

(b) USGN shall accept purchase orders from Vitusa for additional Products which Vitusa is contractually obligated to furnish to its Customers and does not have in its inventory upon the termination or expiration of this Agreement; provided Vitusa notifies USGN of any and all such transactions within fifteen (15) days following the termination or expiration date.

(c) Upon termination or expiration of this Agreement, Vitusa shall discontinue holding itself out as a distributor of the Products.

                                   ARTICLE VI
                                  MISCELLANEOUS

6.1 Binding Nature, Assignment, and Subcontracting. This Agreement shall be binding on the parties and their respective successors and assigns. Neither party shall have the power to assign this Agreement without the prior written consent of the other party.

6.2 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one single agreement between the parties.

6.3 Relationship of Parties. The Parties are performing pursuant to this Agreement only as independent contractors. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between Vitusa and USGN. Neither party shall act or represent itself, directly or by implication, as an agent of the other party.

6.4 Confidentiality. Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement, it may obtain certain information which is either (a) specifically marked as confidential or proprietary or (b) of such a nature that the recipient should reasonably understand that the disclosing party considers the information confidential or proprietary. Each party hereby agrees that all such information communicated to it by the other party, its parent, affiliates, subsidiaries, or customers, whether before or after the Effective Date, shall be and was received in strict confidence, shall be used only for purposes of this Agreement, and shall not be disclosed without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond either party's reasonable control. The provisions of this Section shall survive termination or expiration of this Agreement for any reason for a period of one (1) year after said termination or expiration.

6.5 Arbitration. Any disputes arising under this Agreement shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, however in the first instance of any dispute the CEO of each company will deal with the matter firsthand.

6.6 Notices. Wherever one party is required or permitted to give notice to the other party pursuant to this Agreement, such notice shall be deemed given when actually delivered by hand, by telecopier (if and when immediately confirmed in writing by any of the other means provided herein ensuring acknowledgment of receipt thereof for purposes of providing notice of default or termination), or via overnight courier, and addressed as follows:

      In the Case of USGN:

                                    U.S. Global Nanospace, Inc.
                                    2533 North Carson, Suite 5107
                                    Carson City, NV 89706
                                    Telephone: (775) 841-3246
                                    Fax: (817) 375-3401
                                    Attention: Corporate Secretary

      In the Case of Vitusa:

                                    Vitusa Products, Inc.
                                    343 Snyder Avenue
                                    Berkeley Heights, NJ 07922
                                    Telephone: (908) 665-2900
                                    Fax:  (908) 665-2662
                                    Attention:  David Grande

      Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective.

6.7 Entire Agreement. This Agreement constitutes the entire and exclusive statement of Agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed herein. The parties agree that unless otherwise agreed to in writing by the party intended to be bound, the terms and conditions of this Agreement shall prevail over any contrary terms in any purchase order, sales acknowledgment, confirmation or any other document issued by either party affecting the purchase or sale of Products hereunder.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.

U.S. GLOBAL NANOSPACE, INC.                     VITUSA PRODUCTS, INC.


By: /s/ John Robinson                           By: /s/ David Grande
    ----------------------                          --------------------
    John Robinson, CEO                              David Grande, CEO